Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-163511

[May 28, 2013]

Has gold lost its luster? I ProShares UltraShort Gold (GLL) / ProShares Designed to go up Ultra Gold on a day when gold (GLL) prices fall. And vice versa. ProShares The Aheofr.ie ETF Covpa’y. Learn More View Prospectus Legal Notice Static Panel - This will appear if Flash is not available on viewing device. ProShares Designed to go up Ultra Gold on a day when gold (GLL) prices fall. And vice versa. ProShares’ ProShares UltraShort Gold ETF seeks daily investment results, before fees and expenses, that correspond to two times the inverse (-2x) of the daily performance of gold bullion, rising when it falls, and falling if it rises. GLL. seeks a return that is -2x the return of its benchmark (target) for a single day, as measured from one NAV calculation to the next. before fees and expenses. Due to the compounding of daily returns, ProShares’ returns over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. These effects may be more pronounced in funds with larger or inverse multiples and in funds with vdatile benchmarks. Investors should monitor their holdings consistent with their strategies, as frequently as daily. GIL is not an investment company regulated under the Investment Company Act of 1940 and is not afforded its protections. Investing in this ETF involves a substantial risk of loss. There is no guarantee any ProShares ETF will achieve its daily objective. GIL is not suitable for all investors. lnvestrng involves risk, including the possible loss of principal. Short ProShares are non-diversified and should lose value when their market indexes or benchmarks rise—a result that is opposite from traditional ETFs—and they entail certain risks including risk associated with the use of derivatives (swap agreements, futures contracts and similar instruments), imperfect benchmark correlation, leverage and market price variance, all of which can increase volatility and decrease performance. The price of gold is volatile and may be affected by large institutional purchases or sales, indirect investment in gold and silver, industrial usage, and political and economic concerns. Certain derivative instruments will subject the fund to counterparty risk and credit risk, which could result in significant losses for the fund. Please see the summary and full rlos2ectuses for a more complete description of risks. This fund generates a K-i tax form. ProShares Trust U (issuer) has filed a registration statement (including a us) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.secgov. Alternatively, the issuer will arrange to send you the prospectus if you request it by callrng toll-free 866.776.5125, or visit r n. 1 . L1ias gold lost its luster? ___F GLL is designed to go up... 0 ProShares UraShoit GMd ElF seeks daly investment restdts. before fees and expenses, that Pro Shares correspond to two times the inverse (-2x) of the daily performance of gold buihon, riskig when it Ienolwe OvfxY falls, and faIng if It uses. ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the fund’s sponsor. ©201 3 PCM 2013-2311